                                                                    Exhibit 3.71

                                 APPENDIX "1"
                                 ------------

                              SERVICES AGREEMENT
                              ------------------


THIS AGREEMENT made with effect as of August 2/nd/, 2000

BETWEEN:

               STOCKHOUSE MEDIA CORPORATION
               ----------------------------
               a corporation continued under the laws
               of the Yukon, Canada and having a principal business office located at

               8/th/ Floor, 555 Seymour Street
               Vancouver, BC, Canada
               V6R 3H6

               (Herein referred to as "STOCKHOUSE")

AND:
               INVESTORLINKS.COM INC.,
               ----------------------
               a corporation incorporated under the laws of the Province of Ontario, Canada and having a principal business office located at:

               Suite 745, P.O. Box 369
               1 First Canadian Place
               Toronto, Ontario
               M5X 1E2

               (Herein referred to as the "INVESTOR")


WHEREAS:

A. STOCKHOUSE has developed, markets and administers a number of Internet-based financial products including without limitation a message board system known as the BullBoards, ("BullBoards"), the supply of stock quotations and charts, and editorial content (collectively the "Content");

B. INVESTOR publishes and maintains an Internet Web Site in the United States (the "Network"); and

C. INVESTOR wishes to make the Content as hereinafter defined available to the visitors of the Network.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS
     -----------

1.1  Defined terms
     -------------

As used in this Agreement and the Schedules hereto, the following words and phrases have the following meanings, respectively:

(a) "Affiliate" means with respect to a Party, an entity directly or indirectly controlling, controlled by or under common control with the Party. For the purpose of this definition, "control" means the entitlement to exercise or control the exercise of thirty percent (30%) or more of the voting power at general and annual meetings of such entity or the ability to control the composition of a majority of the board of directors.

(b) "BullBoards" means the interactive, Internet-based financial chat message forums to be developed, administered and maintained by STOCKHOUSE for INVESTOR pursuant to this Agreement;

(c) "Co-Branding Service" means the Content provided by STOCKHOUSE through the Network, branded under the Internet Service along with the brand of the STOCKHOUSE which shall be more specifically identified as powered by STOCKHOUSE on the Network.

(d) "Content" means the online information, scrolling news box providing top news stories and any other information as agreed to by the parties and provided by STOCKHOUSE for use on the network

(e) "Internet Service" means the Investor Links service, comprising the Internet site at http://www.investorlinks.com.

(f) "Net Revenue" means advertising, sponsorship and commerce revenue after the deduction of any third party agency fees.

(g) "Network" means the Service and any other products or services owned, controlled, operated, distributed or authorized to be distributed by or through INVESTOR or its Affiliate(s).

(h) "Participant" means each person who registers to participate in the BullBoards, and through registration is permitted to post messages for all other participants to view

2.   SERVICES OF STOCKHOUSE
     ----------------------

2.1  Appointment
     -----------

INVESTOR hereby agrees to retain the services of STOCKHOUSE and STOCKHOUSE agrees to provide services, on and subject to the terms and conditions set out in this Agreement.

2.2  Services
     --------

During the term of this Agreement, STOCKHOUSE shall provide services to INVESTOR as more fully set out in Schedule "A" hereto.

3.  SERVICES OF INVESTOR
    --------------------

3.1  Services
     --------

During the term of this Agreement, INVESTOR shall provide the services to STOCKHOUSE set out in Schedule "B" hereto.

4.   CHARGES AND FEES
     ----------------

4.1  Fees
     ----

During the Initial Term of this Agreement, STOCKHOUSE will charge a fee of up to US$3,375,000.00 for the services provided to INVESTOR hereunder as outlined in Schedule "C". The Services rendered by STOCKHOUSE for INVESTOR will be contained in invoices, which must be presented to and accepted by INVESTOR.
Upon acceptance by INVESTOR, STOCKHOUSE and INVESTOR agree that any such fee for services will be satisfied by INVESTOR issuing fully paid and nonassesable common shares of INVESTOR on the basis of one common share for each US$2.25 in services provided for a total of up to 1,500,000 common shares of INVESTOR during the Initial Term (the "Common Shares"). If the issued and outstanding common shares in the capital of INVESTOR are at any time changed by subdivision, consolidation, re-division, reduction in capital, reclassification or recapitalization (such changes are herein called collectively "Capital Alterations"), not including any issuance of additional shares for consideration, the number and class of shares in respect of which the Common Shares are issued shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares so that upon issue of all of the Common Shares, STOCKHOUSE will receive those securities which it would have received upon implementation of the Capital Alteration if the Common Shares had been issued prior to such time.

4.2  Sponsorship and Advertising Revenues
     ------------------------------------

It is hereby agreed by the parties that STOCKHOUSE will receive additional revenues from the Co-Branded Service pages if Net Revenues per thousand pages are greater than minimum rates for any period as set out in Schedule "C".

4.3  Third Party Charges
     -------------------

INVESTOR shall be responsible for any and all royalties charged to STOCKHOUSE by third parties for newsfeeds, stock quotations and other similar services as a result of providing Content to the Co-Branded Service on the Network, provided that any such amounts in excess of US$1,500 per month must be approved by INVESTOR prior to INVESTOR being responsible for payment. These fees will be paid within 30 days of receipt of an invoice from STOCKHOUSE. STOCKHOUSE shall use its best reasonable commercial efforts to minimize the charges under this section 4.3.

4.4  Payment and Accounting
     -------------------------

INVESTOR shall make payment to STOCKHOUSE of STOCKHOUSE's share of revenues received by INVESTOR pursuant to Section 4.2 hereof within 30 days of receipt of such monies by INVESTOR. Simultaneously with each disbursement of funds by INVESTOR to STOCKHOUSE, INVESTOR shall provide a monthly statement setting forth in detail the computation and receipt of revenues (both received and earned) described in Section 4.2 hereof.

5.   REPRESENTATIONS AND WARRANTIES
     ------------------------------

5.1  Mutual Warranties
     -----------------

Each party represents and warrants to the other that:

(a) it has the right to enter into this Agreement and that by entering into this Agreement and performing its obligations it is not in violation or conflict with any other agreement or obligation by which it may be bound;

(b) the performance and furnishing of services, information, goods and materials hereunder will be performed in a competent manner by qualified personnel; and

(c) the performance and furnishing of services, information, goods and materials hereunder does not infringe upon, nor in violation of the rights of any third party or any law, regulation or other governmental authority.

(d) there are no so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs or materials which could improperly, wrongfully and/or without the authorization of the other party, interfere with the Co-Branded Service or the Site.

5.2  STOCKHOUSE Warranties
     ---------------------

STOCKHOUSE represents and warrants to INVESTOR that:

(a) STOCKHOUSE has been duly incorporated and is validly subsisting and in good standing under the laws of the Yukon and is duly registered and licensed to carry on business in the jurisdictions where STOCKHOUSE;

(b) there are no actions, suits, proceedings or investigation, whether on behalf of or against STOCKHOUSE pending, or, to the knowledge of STOCKHOUSE and its directors and officers, threatened, against or affecting STOCKHOUSE at law or in equity, before or by any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which may in any way materially adversely affect STOCKHOUSE or the condition (financial or otherwise) of it, or which questions the validity of the issuance and sale of the Common Shares, or any action taken or to be taken by STOCKHOUSE pursuant to or on conjunction with this Agreement;

(c) the execution and delivery of this Agreement, the performance by STOCKHOUSE of its obligations hereunder, the issue of the Common Shares hereunder and the consummation of the transactions contemplated in this Agreement, including the issuance and delivery of the Common Shares, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both): (i) the constating documents and resolutions of members or directors of STOCKHOUSE (or any committee thereof) which are in effect at the date hereof; (ii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which STOCKHOUSE is a party or by which it is bound; or (iii) any judgement, decree or order binding STOCKHOUSE or the property or assets of STOCKHOUSE;

(d) this Agreement is duly authorized by all necessary corporate action on the part of STOCKHOUSE and constitutes a valid obligation of STOCKHOUSE and is legally binding and enforceable in accordance with its terms; and

(e) STOCKHOUSE is the beneficial owner of its properties, business and assets or the interest in its properties, business and assets, and any and all agreements pursuant to which STOCKHOUSE holds any such interest in property, business or assets are in good standing according to their terms, and the properties are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated.

(f) it will develop, market, administer, maintain and operate each and every page of the Co-Branded Service and perform its obligations hereunder in strict conformity and compliance with all applicable laws, regulations, governmental, administrative or regulatory requirements;

(g) there are no protections, encryption, security or lock-out devices, whether triggered by the passage of time, participation, use or operation, remotely or otherwise which might in any way interrupt, discontinue or otherwise adversely affect the Co-Branded Service or the Site; and

5.3  INVESTOR Warranties
     -------------------

INVESTOR represents and warrants to STOCKHOUSE that:

(a) INVESTOR has been duly incorporated and is validly subsisting and in good standing under the laws of the Province of Ontario and is duly registered and licensed to carry on business in the jurisdictions where INVESTOR carries on business;

(b) there are no actions, suits, proceedings or investigation, whether on behalf of or against INVESTOR pending, or, to the knowledge of INVESTOR and its directors and officers, threatened, against or affecting INVESTOR at law or in equity, before or by any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which may in any way materially adversely affect INVESTOR or the condition (financial or otherwise) of it, or which questions the validity of the issuance and sale of the Common Shares, or any action taken or to be taken by INVESTOR pursuant to or on conjunction with this Agreement;

(c) no adverse material fact exists in relation to the Common Shares which, in any case, has not been generally disclosed;

(d) the authorized capital of the Company consists of unlimited common shares without par value, of which 17,424,576 common shares were issued and outstanding as of the date hereof as fully paid and non-assessable shares;

(e) the execution and delivery of this Agreement, the performance by INVESTOR of its obligations hereunder, the issue of the Common Shares hereunder and the consummation of the transactions contemplated in this Agreement, including the issuance and delivery of the Common Shares, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both): (i) the constating documents and resolutions of members or directors of INVESTOR (or any committee thereof) which are in effect at the date hereof; (ii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which INVESTOR is a party or by which it is bound; or (iii) any judgement, decree or order binding INVESTOR or the property or assets of INVESTOR;

(f) INVESTOR will take all steps necessary to be taken to comply with all requirements of the Securities Laws applicable to the offering and issue of the Common Shares to STOCKHOUSE on a "private placement" basis as contemplated hereby and in accordance with the Subscription Agreement attached hereto;

(g) INVESTOR will take all necessary steps to duly and validly issue the Common Shares;

(h) the Common Shares will, at the time of issue, be validly issued and free of all liens, charges and encumbrances;

(i) this Agreement is duly authorized by all necessary corporate action on the part of INVESTOR and constitutes a valid obligation of INVESTOR and is legally binding and enforceable in accordance with its terms; and

(j) INVESTOR is the beneficial owner of its properties, business and assets or the interest in its properties, business and assets, and any and all agreements pursuant to which INVESTOR holds any such interest in property, business or assets are in good standing according to their terms, and the properties are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated.

5.4  Limitation of Warranties
     ------------------------

EXCEPT FOR THE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER OR DIFFERENT REPRESENTATIONS OR WARRANTIES, EXPRESS OF IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.   TERM OF AGREEMENT
     -----------------

6.1  Term
     ----

Subject to Section 6.2 and 6.3, the initial term of this Agreement shall be for a period of twenty-nine months (29) months from the date of this Agreement ("Initial Term"). At least 60 days prior to the expiry of the Initial Term hereof either party may advise the other party that it wishes to extend the term of this Agreement or this Agreement shall expire. If either party notifies the other party that it wishes to extend the term of this Agreement the parties will use their best efforts to negotiate terms and conditions for the extension of the term.

6.2  STOCKHOUSE Right To Terminate
     -----------------------------

STOCKHOUSE shall have the right to terminate this Agreement upon 60 days written notice, provided that, STOCKHOUSE agrees that it shall not exercise such termination right unless, in good faith and acting reasonably, STOCKHOUSE determines that the revenue generated in Section 4.1 hereof does not exceed STOCKHOUSE's operating expenses associated with operating and maintaining the Co-Branded Service in which event STOCKHOUSE shall substantiate same to INVESTOR with supporting documentation and STOCKHOUSE may terminate only if INVESTOR does not reach a mutually acceptable agreement with STOCKHOUSE to increase revenues, reduce expenses or other mutually acceptable alternative within 60 days of INVESTOR's receipt of such notice.

6.3  Termination
     ------------

Either Party may terminate this Agreement by written notice to the other Party:

(a) where the other party is in breach of any term of this Agreement and (if the breach is capable of remedy) fails to remedy such breach within fourteen (14) days of receiving written notice thereof; In addition, in the event that STOCKHOUSE is in breach, INVESTOR shall be entitled to be refunded a prorated portion of the setup fee. In the event that INVESTOR is in breach, STOCKHOUSE shall be entitled to retain the entire setup fee.

(b) upon the other party is being wound up, commencing the process of liquidation or having a petition of winding-up presented against it after giving the other party thirty (30) days' written notice.

6.4  Additional INVESTOR Remedy
     --------------------------

If STOCKHOUSE is in breach of any term of this Agreement and (if the breach is capable of remedy) fails to remedy such breach within 14 days of receiving written notice thereof and INVESTOR elects not to terminate this Agreement in accordance with subsection 6.3(a) above, INVESTOR shall be entitled to an additional two months of Co-Branded Service at no additional cost.

6.5  Payments end on Termination
     ---------------------------

If this Agreement is terminated under the provisions herein, INVESTOR has no further obligations to issue Common Shares or pay any amounts to STOCKHOUSE, other than such Common Shares or amounts due and owing up to the date of termination under this Agreement.

7.   CONFIDENTIALITY
     ---------------

7.1  Confidentiality - INVESTOR
     --------------------------

INVESTOR acknowledges that it will have access to and will be entrusted with confidential information and trade secrets regarding the present and contemplated services, processes, techniques, procedures, products, lines of merchandise, suppliers and customers of

STOCKHOUSE, the disclosure of any of which would be highly detrimental to the best interests of STOCKHOUSE.

INVESTOR, therefore, acknowledges and agrees with STOCKHOUSE that all such confidential records, products, material and information and all trade secrets concerning the business and affairs of STOCKHOUSE obtained by INVESTOR shall remain the exclusive property of STOCKHOUSE. Further, during the term of this Agreement and at any time thereafter, INVESTOR shall not divulge the contents of such confidential records or any such confidential information or trade secrets to any person, firm or corporation other than to INVESTOR's authorized employees, consultants and agents.

Except in performing services under this Agreement, INVESTOR shall not, either during the term or following the termination of this Agreement for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. The restrictions contained in this paragraph shall not apply to any information, records or material which is now or hereafter becomes part of, the public domain through no fault of INVESTOR. The restrictions contained in this paragraph shall not apply to the use of any information, records or material by INVESTOR for the purposes of promotion, securing advertisers and/or sponsors for the Simulation so long as such usage is not directly competitive with the business of STOCKHOUSE.

7.2  Confidentiality - STOCKHOUSE
     ----------------------------

STOCKHOUSE acknowledges that it will have access to and will be entrusted with confidential information and trade secrets regarding the present and contemplated services, processes, techniques, procedures, products, lines of merchandise, suppliers and customers of INVESTOR, the disclosure of any of which would be highly detrimental to the best interests of INVESTOR.

STOCKHOUSE, therefore, acknowledges and agrees with INVESTOR that all such confidential records, products, material and information and all trade secrets concerning the business and affairs of INVESTOR obtained by STOCKHOUSE shall remain the exclusive property of INVESTOR. Further, during the term of this Agreement and at any time thereafter, STOCKHOUSE shall not divulge the contents of such confidential records or any such confidential information or trade secrets to any person, firm or corporation other than to INVESTOR's authorized employees, consultants and agents.

Except in performing services under this Agreement, STOCKHOUSE shall not, either during the term or following the termination of this Agreement for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. The restrictions contained in this paragraph shall not apply to any information, records or material which is now or hereafter becomes part of, the public domain through no fault of INVESTOR. The restrictions contained in this paragraph shall not apply to the use of any information, records or material by STOCKHOUSE for the purposes of promotion, securing advertisers and/or sponsors for its business.

8.   SHARING OF INFORMATION
     ----------------------

8.1  Sharing of Information
     ----------------------

Upon request, each party agrees to provide to the other, all information obtained from Participants as a result of their registration and participation in the Co-Branded Service, including information pertaining to viewership, usage patterns, demographic and psychographic information pertaining to the Participants, sponsorship and advertising revenue as is reasonably requested and reasonably available from the records of the parties hereto.

For greater certainty, each party hereto may use such information, whether obtained from the other party or not, in connection with its business, but subject to the provisions of Article 6 and provided, further, that in no event shall either party be required to furnish any information hereunder which would cause such party to be in violation of its agreements with its subscribers and customers, would violate its privacy or other applicable policies or which would be in violation of any law, regulation or give rise to liability to any third party.

9.   INTELLECTUAL PROPERTY
     ---------------------

9.1  Ownership
     ---------

All STOCKHOUSE hardware, software, programs, codes, tradenames, technology, processes, algorithms, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how (and not including any belonging to, developed or provided by INVESTOR and not STOCKHOUSE) (collectively, the "STOCKHOUSE Technology") used by STOCKHOUSE in the performance of its obligations under this Agreement shall remain the sole and exclusive property of STOCKHOUSE. INVESTOR shall have no rights, title or interest in the STOCKHOUSE Technology.

All INVESTOR hardware, software, programs, codes, tradenames, technology, processes, algorithms, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how (and not including any belonging to, developed or provided by STOCKHOUSE and not INVESTOR) (collectively, the "INVESTOR Technology") used by INVESTOR in the performance of its obligations under this Agreement shall remain the sole and exclusive property of INVESTOR. STOCKHOUSE shall have no rights, title or interest in the INVESTOR Technology.

Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party, except as otherwise provided in this Agreement.

10.  GENERAL
     --------

10.1 Damages Insufficient
     --------------------

The parties hereby acknowledge that they have specific knowledge of the business the other carries on. Without intending to limit the remedies available to any party hereto, the parties hereto acknowledge that damages at law may be an insufficient remedy in view of the irrevocable harm which may be suffered by one party if any other party violates the terms of Article 6. The parties hereby agree that any party hereto may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provision by any party hereto.

10.2 Independent Contractor
     ----------------------

This is an agreement between separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The parties do not intend to create a partnership or joint venture between themselves. Neither party shall have the right to bind the other to any agreement with any third party or to incur any obligation or liability on behalf of the other party hereto.

10.3  Severability
      ------------

In the event that any provision of this Agreement or part thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as is necessary to be enforceable.

10.4  Entire Agreement
      ----------------

The Schedules and any other documents specifically referred to herein are incorporated by reference and form a part of this Agreement as if fully set forth herein. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

10.5  Notices
      -------

All notices, requests, demands or other communications by the terms of this Agreement required or permitted to be given by one party to another shall be given in writing by personal delivery, by telex or other facsimile transmission or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

      (i)      to STOCKHOUSE MEDIA CORPORATION at:

               8/th/ Floor, 555 Seymour Street
               Vancouver, B.C.
               V6B 3H6
               Canada
               Attention: General Counsel

               Telephone No.:   1-(604) 608-0899
               Telecopier No.:  1-(604) 608-0890


      (i)      to INVESTORLINKS.COM INC. at:

               Suite 745, P.O. Box 369
               1 First Canadian Place
               Toronto, Ontario
               M5X 1E2
               Attention:  Sandra J. Hall

               Telephone No.:   (416) 864-9795
               Telecopier No.:  (416) 364-0618
or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if so delivered, on the date of transmission, if sent by telefax or facsimile transmission, or, if mailed, five days following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received five days following the resumption of normal mail service.

10.6  Waiver
      ------

Any waiver of or amendment to this Agreement shall be effective only if it is given or made in writing and signed by all of the parties hereto. The failure by any party at any time to require performance by the other party of any provision of this Agreement shall not effect the full right to require performance at any later time. The waiver or breach of any provision of this Agreement shall not constitute a waiver of the provision or of any succeeding breach.

10.7  Governing Law
      -------------

This Agreement shall be construed and enforced in accordance with the substantive laws of Ontario, without regard to its conflicts of laws principles. The parties hereto attorn to the jurisdiction of the courts of Ontario. Headings are for reference only and shall not affect the meaning of any provisions.

10.8  Currency
      --------

All dollar amounts referred to in this Agreement are stated in legal tender of United States funds.

10.9  Advertising and Publicity
      -------------------------

Except as specifically permitted and described hereunder, neither party shall use the name, service or trademarks, tradenames, logos, brands or other intellectual property or corporate identification ("IP") of the other without first obtaining the other's written approval. All permitted uses of IP, consistent with the purposes of this Agreement, shall be subject to specific written approval as to form, content and context of the party whose IP is to be used, prior to being made available in connection with a Simulation or otherwise used by the other party.

10.10 Assignment and Enurement
      ------------------------

This Agreement may only be assigned by one party with the prior written consent of the other party. Subject to the provisions of this Agreement, this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.11  Counterparts
       ------------

This Agreement hereto may be executed in identical counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.12  IP Indemnity and Limitation of Liability
       ----------------------------------------

Each party agrees to defend and/or handle at its sole cost and expense any claim or action by a third party against the other for actual or alleged infringement of any its IP, intellectual or industrial property right, including, without limitation, trademarks, service marks, patents, copyrights or the misappropriation of trade secrets or other proprietary rights, or for any violation of applicable law or regulation, based upon the Co-Branded Service, the Site or any other deliverables, information, materials or services furnished hereunder or the use thereof.

Each party agrees to give the other prompt notice of any threat, warning, or notice of any such claim or action and the party responsible for indemnification shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise.

Each party further agrees to indemnify and hold the other party harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable lawyer's fees) associated with any such claim or action. In no event shall either party be liable hereunder, one to the other or to any third party, for any indirect, special or consequential damages of any kind, regardless of the form of the action or the basis of the claim and regardless of whether the party has been advised of the possibility of such damages.

10.13  Limitation of Liability for Postings
       ------------------------------------

INVESTOR agrees that STOCKHOUSE shall not be liable to it for any liabilities, losses, damages, costs or expenses (including lawyer's fees) related, directly or indirectly, to any claim or action brought by a third party in respect of postings made to the Site on the Co-Branded Service.

10.14  Further Assurances
       ------------------

Each party will, at it's own expense, and without expense to any other party, execute and deliver such further agreements and other documents and do such further acts and things as any other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

10.15  Time
       ----

Time will be of the essence of this agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first above written.

                                       STOCKHOUSE MEDIA CORPORATION


                                       Per: __________________________________
                                              Authorized Signing Officer


                                       INVESTORLINKS.COM INC.


                                       Per: _________________________________
                                              Authorized Signing Officer

                                 Schedule "A"

                        Services provided by STOCKHOUSE


Pursuant to Section 2.2 of the Agreement, STOCKHOUSE agrees that it will provide the following services:

1. Develop, host, administer and support an interactive computer Internet-based financial message forum known as the Co-Branded Service for the Site. The Co-Branded Service will include the following features:

 . access to all archived posts made to the Co-Branded Service from any of the sites in the Co-Branded Service syndication network

 .  posting capability limited to registered users of the Co-Branded Service

 . the Co-Branded Service will be integrated within the site of INVESTOR, so as not to drive the traffic away from the Site

2. STOCKHOUSE will manage all aspects of registration for the BullBoards section of the Co-Branded Service.

3. STOCKHOUSE will cooperate with INVESTOR to incorporate sponsors or banner advertising. If INVESTOR sells banner advertising, STOCKHOUSE agrees to place unique tags in HTML/Java or other appropriate languages (the "Tags") on its Internet Webpages for the purpose of banner advertising. STOCKHOUSE agrees that such Tags will be fully and clearly visible on the first Website Page viewed when the Page is viewed.

4. STOCKHOUSE will provide Content such as the STOCKHOUSE portfolio system, snapshots, STOCKHOUSE financial news, indices market/movers quote page to be used on the Network.

5. STOCKHOUSE will provide advertising about the INVESTOR and the Co-Branded Services on its web sites at its standard rates.

6. STOCKHOUSE will provide monthly to INVESTOR registration data and e-mail addresses for users subscribing to STOCKHOUSE provided services from the INVESTOR website.

7. STOCKHOUSE will provide consulting services and use of office space and equipment to INVESTOR.

                                 Schedule "B"

                         Services provided by INVESTOR

Pursuant to Section 3.1 of the Agreement, INVESTOR agrees that it will provide the following services:

1. INVESTOR agrees to prominently promote the Co-Branded Service on its Site throughout the duration of the contract. At minimum, INVESTOR agrees to have a permanent advertising button promoting the Co-Branded Service on all appropriate web pages, including the home page, during the term of the contract.

2. INVESTOR agrees to display the "powered by STOCKHOUSE" logo on the appropriate web pages.

3. If INVESTOR sells banner advertising, INVESTOR agrees to provide STOCKHOUSE with the unique Tags which shall be affixed in an appropriate manner by STOCKHOUSE to the Internet Website Pages for the Co-Branded Service to enable INVESTOR to serve advertising to those pages. All banner advertising will be developed and managed by INVESTOR.

4. INVESTOR shall provide STOCKHOUSE with any other mutually agreed upon products developed by INVESTOR during the Term.

                                 Schedule "C"

               Fee Schedule for Services Provided by STOCKHOUSE

     The fees in no case will exceed US$3,375,000, to be paid by the issuance of Common Shares of INVESTOR at the rate of US$2.25 per Common Share. Such fees are payable on the following basis, which amounts and allocation are subject to any future mutual written agreement between STOCKHOUSE and INVESTOR:

1.   Advertising - Up to US$2 million in aggregate to be paid by INVESTOR during
     -------------
     the Term in accordance with invoices to be issued by STOCKHOUSE from time to time during the Term, and accepted by INVESTOR.

2.   Access to Resource Centre, STOCKHOUSE Network, BullBoards, Portfolio
     --------------------------------------------------------------------
     System, Snapshots and STOCKHOUSE Financial News, Indices and Market/Movers
     --------------------------------------------------------------------------
     Quote Page- US$20,000 per month during the Term and as invoiced by
     ------------
     STOCKHOUSE and accepted by INVESTOR from time to time.

3.   Setup fee - $100,000 to be invoiced upon completion of setup by STOCKHOUSE
     ---------
     and in no event later than 45 days from date of this Agreement.

4.   Traffic Fee - Traffic fees to be determined pending the completion of a
     -----------
     Sales Relationship Agreement between INVESTOR and STOCKHOUSE, limited to a maximum of US$10,000 per month.

5.   Additional Items -   Any additional items which arise from time to time
     -------------------
     shall be dealt with in good faith between the parties, subject to the obligation of INVESTOR to use the services of STOCKHOUSE on a reasonable basis to satisfy the terms of this Agreement.